Exhibit 99.1

CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"


              Parlex Corporation Reports Third Quarter Results

Methuen, Massachusetts (May 13, 2003). . . Parlex Corporation reported revenues of $19.4 million in the quarter ended March 30, 2003 versus $21.3 million for the same period in the previous fiscal year, a 9% decrease. Loss from operations was $5.7 million ($0.90 per share) versus $3.3 million ($0.52 per share) for the same period of the preceding year. No tax benefit was recorded associated with U.S. operating losses and a full valuation reserve has been established for all U.S. deferred tax assets.
As a result, the Company reported a net loss for the quarter of $5.9 million or $.94 per share versus $1.7 million or $0.26 per share for the same period last year.

For the first three quarters of fiscal year 2003 revenues were $64.0 million versus $63.6 million in the corresponding fiscal 2002 period. The net operating loss for the first three quarters was $10.4 million ($1.65 per share) compared to $9.7 million ($1.55 per share) in the prior year.

Peter J. Murphy, Parlex president and CEO stated, "Revenues for the period were lower than the prior quarter as a result of shutting down domestic PALFlex operations and seasonality associated with our China operation. Additionally, a major computer program ended its product life cycle with replacement computer products not yet commencing production. Revenues are expected to recover in the current fourth quarter as the third quarter backlog grew to over $22 million.

As previously reported, we shut down PALFlex, our domestic high volume automotive line. The primary cause of the significant loss for the period was the termination of this operation which resulted in an operational loss of $3.2 million. The loss included an


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inventory write down, severance of 60 people and fixed asset impairment.
We have transferred PALFlex production to China where we expect to achieve profitability while reducing our domestic losses by $4 million annually.

Bookings were approximately $21.0 million for the quarter including strength in defense related electronics, computer peripherals and medical products. Strong bookings were recorded in April with orders at $9.6 million.

We were unsuccessful in closing our sale leaseback transaction reported last quarter due to a series of complex tax issues which could not be resolved by the purchasing party. We have since signed a modified purchase and sale agreement which we expect to close later this quarter. We also have a commitment letter from a major domestic financial institution to provide a $10,000,000 working capital line of credit that is subject to closing the sale leaseback agreement. These actions will provide the liquidity necessary to fund our operations as we transition back to profitability.

Although we have commenced shipping, we were somewhat delayed in the volume production launch of our Smart Card substrate project. High volume production of this new product line is anticipated by the end of the current quarter. This will likely delay our return to profitability but we still expect a dramatic improvement in operating results including a considerable increase in revenues and a reduction of our operating loss to under $500,000."

About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements
--------------------------
This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventor; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products;
(ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


                                   # # # #

                     PARLEX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME

                                 (Unaudited)


                                                          Three Months Ended                     Nine Months Ended
                                                   March 30, 2003     March 31, 2002     March 30, 2003     March 31, 2002
                                                   --------------     --------------     --------------     --------------

REVENUES                                            $19,438,542        $21,278,286        $ 64,028,080       $63,598,256
                                                    -----------        -----------        ------------       -----------

COSTS AND EXPENSES:
  Cost of products sold                              21,224,242         21,285,005          63,934,553        63,175,513
  Selling, general and administrative expenses        3,886,742          3,252,309          10,480,675        10,170,700
                                                    -----------        -----------        ------------       -----------

TOTAL COSTS AND EXPENSES                             25,110,984         24,537,314          74,415,228        73,346,213
                                                    -----------        -----------        ------------       -----------

OPERATING LOSS                                       (5,672,442)        (3,259,028)        (10,387,148)       (9,747,957)

OTHER INCOME, Net                                         6,213              8,879             (42,601)          231,368

INTEREST EXPENSE                                       (242,932)          (145,755)           (670,353)         (455,417)
                                                    -----------        -----------        ------------       -----------

LOSS FROM OPERATIONS BEFORE BENEFIT FROM
 INCOME TAXES AND MINORITY INTEREST                  (5,909,161)        (3,395,904)        (11,100,102)       (9,972,006)


(PROVISION FOR) BENEFIT FROM INCOME TAXES               (20,522)         1,715,852          (6,154,329)        3,988,802
                                                    -----------        -----------        ------------       -----------

LOSS BEFORE MINORITY INTEREST                        (5,929,683)        (1,680,052)        (17,254,431)       (5,983,204)

MINORITY INTEREST                                           656             12,604              34,244           472,728
                                                    -----------        -----------        ------------       -----------

NET LOSS                                            $(5,929,027)       $(1,667,448)       $(17,220,187)      $(5,510,476)
                                                    ===========        ===========        ============       ===========

BASIC AND DILUTED LOSS PER SHARE                         ($0.94)            ($0.26)             ($2.73)           ($0.87)
                                                    ===========        ===========        ============       ===========

WEIGHTED AVERAGE SHARES - BASIC AND DILUTED           6,312,216          6,303,216           6,307,337         6,303,216
                                                    ===========        ===========        ============       ===========


                     PARLEX CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)


                                               March 30, 2003     June 30, 2002
                                               --------------     -------------

ASSETS
  Current Assets                                $34,981,256       $ 44,475,393
  Property, Plant & Equipment, Net               52,281,752         55,981,835
  Goodwill - Net and Other Assets                 2,367,122          5,596,701
                                                -----------       ------------
  Total Assets                                  $89,630,130       $106,053,929
                                                ===========       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities                           $34,816,460       $ 21,717,809
  Non-Current Liabilities                         1,342,290         13,764,795
  Minority Interest                                 395,961            430,204
  Stockholders' Equity                           53,075,419         70,141,121
                                                -----------       ------------
  Total Liabilities & Stockholders' Equity      $89,630,130       $106,053,929
                                                ===========       ============


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